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Exhibit 10.16

***Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
Under C.F.R.§§200.80(b)(4) and Rule 406
of the Securities Act of 1933, as amended.

Supplementary Agreement

to the License Agreement dated September 1, 2006 between Aetas and NovaCardia

With reference to the license agreement ("License Agreement") for K201 dated September 1, 2006 by and between Aetas Pharma Co., Ltd. ("Licensor") and NovaCardia Inc. ("Licensee"), Licensor and Licensee hereby enter into this Supplementary Agreement ("Supplementary Agreement") as of January 5, 2007 in order to supplement and amend the License Agreement to incorporate the Products for oral administration further to the existing intravenous administration.

1.    General

1.1
For avoidance of doubt, any amendment made herein shall apply to any and all provisions of the License Agreement.

2.    Definitions (Article 1)

2.1
The definition of the "API" shall amend as follows:

  Article 1 (3) "API" shall mean the active pharmaceutical ingredient comprising the Licensed Compound, which shall only be used for making Product for intravenous (IV) administration and/or oral administration in the Field for the Territory hereunder.

2.2
The definition of the "Filed" shall amend as follows:

  Article 1 (9) "Field" shall mean the treatment and/or prevention of cardiac arrhythmia including atrial fibrillation and/or [. . .***. . .] in humans for the intravenous (IV) administration, and of all cardiac diseases for the oral formulation.

2.3
The definition of the "Patents" shall amend as follows:

  Article 1 (20) "Patents" shall mean any and all patent applications and patents that Licensor Controls as of the Effective Date or during the Term, which would, but for the grant of rights to practice such patent applications or patents, be infringed by the manufacture, use, sale, offer for sale or import of Products or API in the Territory in the Field for intravenous (IV) administration and/or oral administration, including,

  ***Confidential Treatment Requested

  without limitation, any substitutions, extensions, registrations, confirmations, reissues, re-examinations, renewals and similar filings with respect to any patent and any provisionals, converted provisionals, continued prosecution applications, continuations, divisionals and continuations-in-part of any patent application. The Patents as of the Effective Date are set forth on Exhibit A, which Patents may be added by mutual agreement from time to time to Exhibit A as may be arising out of any result relating to the Product or API made by Licensor hereunder.

2.4
The definition of the "Products" of the License Agreement shall amend as follows:

  Article 1 (25) "Products" shall mean any and all pharmaceutical product formulations for intravenous (IV) administration and/or oral administration in the Field for the Territory containing the Licensed Compound as an active ingredient.

2.5
The definition of the "Subject Right" shall amend as follows:

  Article 1 (28) "Subject Right" shall mean (a) any license or other right to the Licensed Compound, Products, Patents and Technical Information for any or all other cardiac uses outside of the Field, and/or (b) any license or other right to the Licensed Compound, Patents and Technical Information for pharmaceutical product formulations for any or all routes of administration (other than intravenous (IV) and oral administration), including, but not limited to sublingual, transdermal, intramuscular, subcutaneous and inhaled administrations, for any or all uses.

3.    GRANTS (Article 2)

3.1
Article 2 (2) of the License Agreement shall amend as follows:

2.
Licensee hereby agrees to use its commercially reasonable efforts to develop, register and market Product, as it makes for its products having a similar market potential, in any country of the Territory to maximize the potential of Product. For the purpose hereof, Licensee shall have material obligations in the development to; i) commence the first intravenous (IV) administration to the first subject in a Phase 1 clinical study [. . .***. . .] from the Effective Date, ii) commence the first iv administration to the first patient in the phase 3 clinical study [. . .***. . .] from the Effective Date, and iii) commence the first oral administration to the first subject in a Phase 1 clinical study [. . .***. . .] from the Effective Date of the Supplementary Agreement.

***Confidential Treatment Requested

3A.    TECHNICAL ASSISTANCE OF LICENSOR; RESEARCH (Article 3)

Article 3A.1 Article 3 (3) of the License Agreement shall amend as follows:

  3.
  Recognizing the rights as granted to Licensee under Article 2, supply of any material including but not limited to API and Products necessary for gaining the Regulatory Approval and marketing the Product by Licensee hereunder shall make available under Licensee's sole responsibility. Notwithstanding the foregoing in this Article 3(3), both parties shall discuss in good faith and agreed upon any appropriate arrangements, where Licensor may supply Licensee, at reasonable consideration, with samples for clinical testing and bulk materials of the Products for the research and development of formulations for iv and/or oral administration. In the event that Licensor is unable to supply such samples or materials of the Product appropriately, Licensor may use its commercially reasonable efforts to assist Licensee at Licensee's expenses to find any contract-manufacturer for Licensee.

4.    Fees and Royalties (Article 4)

4.1
In addition to the Fees to be paid by Licensee to Licensor under Article 4 (1) i, ii and iii of the License Agreement, the provision "iv" shall be inserted after "iii", and Licensee shall, following the occurrence of each of the events below, pay to Licensor the fees or milestone payments set forth below:

iv
Milestone Schedule, oral administration:

a.
US$500,000 upon the signing of this Supplementary Agreement; and

b.
US$[. . .***. . .] upon [. . .***. . .] of the Product in the Territory

c.
US$[. . .***. . .] upon [. . .***. . .] of the Product in the Territory

d.
US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory

e.
US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory

4.2
For avoidance of doubt, all payments under Article 4 (1) i, ii and iii shall apply only to the occurrence with respect to Product for intravenous (IV) administration and Article 4 (1) iv shall apply only to the occurrence with respect to Product for oral administration.

***Confidential Treatment Requested

4.3
For avoidance of doubt, the language of "total annual Net Sales of all Products in the Territory" in Article 4 (2) means the "total annual Net Sales of all Products not only for intravenous (IV) administration but also for oral administration in all countries in the Territory".

5.    Effective Date

5.1
This Supplementary Agreement shall become effective as of December 1, 2006 and shall remain effective until the expiration or termination of the License Agreement.

6.    Effectiveness of the License Agreement

6.1
Except for the terms and conditions as amended or supplemented herein, all other terms and conditions of the License Agreement and its related agreements shall remain in full force and effect.

7.    Titles

7.1
Titles in this Supplementary Agreement have been inserted for convenience only and shall have in no way be used in the interpretation hereof.

In Witness Whereof, the parties hereto have caused this Supplementary Agreement to be executed by their duly authorized representatives.

Aetas Pharma Co., Ltd.		NovaCardia, Inc.
By	/s/ Toru Kaneko Toru Kaneko President	By	/s/ Randall E. Woods Randall E. Woods President & CEO
Date	18 January 2007	Date	15 January 2007

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  Exhibit 10.16